Exhibit 21.1

Subsidiaries of Smith Douglas Homes Corp.

Name*	State or Other Jurisdiction of Incorporation or Organization

SDH Alabama LLC	Georgia

SDH Atlanta LLC	Georgia

SDHB Realty LLC	Georgia

SDH Charlotte LLC	Georgia

SDH Development Company LLC	Georgia

SDH Houston LLC	Georgia

SDH Management Services LLC	Georgia

SDH Nashville LLC	Georgia

SDH Raleigh LLC	Georgia

Smith Douglas Holdings LLC	Georgia

Smith Douglas Building Services LLC	Georgia

Trigger Air LLC	Delaware

*          This list omits subsidiaries that would not constitute a “significant subsidiary” pursuant to Rule 102(w) of Regulation S-X.